Exhibit 12


        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges
                                       and
           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends

                         Six Months Ended June 29, 2002
                                   (Unaudited)



                                                                                                         Ratio of
                                                                                                       Earnings to
                                                                                                      Combined Fixed
                                                                                     Ratio of          Charges and
                                                                                    Earnings to      Preferred Stock
 (Dollars in millions)                                                             Fixed Charges        Dividends
                                                                                 -----------------   -----------------
 Net earnings                                                                    $       2,162       $     2,162
 Provision for income taxes                                                                692               692
 Minority interest in net earnings of consolidated affiliates                               49                49
                                                                                 -----------------   -----------------
 Earnings before provision for income taxes and minority interest                        2,903             2,903
                                                                                 -----------------   -----------------
 Fixed charges:
    Interest                                                                             4,592             4,592
    One-third of rentals                                                                   155               155
                                                                                 -----------------   -----------------
 Total fixed charges                                                                     4,747             4,747
                                                                                 -----------------   -----------------
 Less interest capitalized, net of amortization                                            (20)              (20)
                                                                                 -----------------   -----------------

 Earnings before provision for income taxes and minority interest, plus fixed
    charges                                                                      $       7,630       $     7,630
                                                                                 =================   =================
 Ratio of earnings to fixed charges                                                       1.61
                                                                                 =================

 Preferred stock dividend requirements                                                                        26
 Ratio of earnings before provision for income taxes to net earnings                                        1.32
                                                                                                     -----------------
 Preferred stock dividend factor on pre-tax basis                                                             34
 Fixed charges                                                                                             4,747
                                                                                                     -----------------
 Total fixed charges and preferred stock dividend requirements                                       $     4,781
                                                                                                     =================
 Ratio of earnings to combined fixed charges and preferred stock dividends                                  1.60
                                                                                                     =================


     For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.